UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 6, 2011

Wonder Auto Technology, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-50883	88-0495105
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 16 Yulu Street

Taihe District, Jinzhou City, Liaoning Province

People’s Republic of China, 121013

(Address of Principal Executive Offices)

(86) 416-2661186

Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

(a) On December 6, 2011, PricewaterhouseCoopers Zhong Tian CPAs Limited Company (“PwC”) resigned as the independent registered public accounting firm of Wonder Auto Technology, Inc. (the “Company”) effective immediately. A superseding letter of resignation was provided by PwC on December 10, 2011. PwC was engaged as the Company’s independent registered public accounting firm on December 6, 2010, and through the date of PwC’s resignation it had not completed its audit or provided a report or opinion on the financial statements of the Company for any period.

There were no disagreements between PwC and the Company during the term of PwC’s engagement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such period, other than as described herein. On September 29, 2011, the audit committee (the “Audit Committee”) of the Company’s board of directors (the “Board”) met and issued findings and remediation recommendations in connection with an investigation that it had conducted into certain transactions and accounting matters (the “Investigation”), as previously disclosed in a Current Report on Form 8-K filed on October 5, 2011. The Company has taken certain remedial steps as a result of the Investigation and is continuing to consider whether there are additional remedial measures it can take and the Company may at any time develop and implement additional remedial measures. Nevertheless, while PwC indicated in its letter of December 10, 2011 that it recognizes that the Company has taken certain remedial steps and is continuing to consider additional steps, PwC has informed the Company of its view that the issues raised by the Investigation have not been fully addressed by Company management as of December 6, 2011, and in order for PwC to complete its audit, it would, in the exercise of its professional judgment, have to satisfy itself that such issues have been fully addressed.

None of the “reportable events” described under Item 304(a)(1)(v) of Regulation S-K occurred during the term of PwC’s engagement other than as described herein. On December 10, 2011, PwC informed the Company that any steps taken by the Company in response to the issues raised by The NASDAQ Stock Market LLC (“Nasdaq”) in its letter to the Company dated October 11, 2011, denying the Company’s request for continued listing on Nasdaq (previously disclosed in a Current Report on Form 8-K filed on October 18, 2011), and/or the issues raised as a result of the Investigation may materially impact the fairness or reliability of the Company’s consolidated financial statements as of and for the years ended December 31, 2008, 2009 and 2010 and/or may have caused PwC to be unwilling to rely on management’s representations, and such matters have not been resolved to PwC’s satisfaction as of the date of PwC’s resignation.

PwC discussed each of the above matters with the Company, through its management and the chairman of the Audit Committee, but neither the Audit Committee nor similar committee of the Board, nor the Board itself, discussed the above events with PwC. The Company has authorized PwC to respond fully to the inquiries of the successor accountant (when it is engaged) concerning each of the above matters. The Company has provided PwC with a copy of the foregoing disclosures and has requested that PwC furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not PwC agrees with the statements made by the Company herein in response to Item 304(a) of Regulation S-K. The Company will amend this current report to include a copy of PwC’s letter as an exhibit promptly after the Company receives the letter from PwC.

(b) On December 13, 2011, the Company engaged Crowe Horwath (HK) CPA Limited (“Crowe”) as the Company’s new independent registered public accounting firm, effective immediately. During the fiscal years ended December 31, 2009 and 2010 and through the date of Crowe’s engagement, the Company did not consult with Crowe regarding any of the matters described in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2011, Larry Goldman resigned from the Board effective immediately, citing the resignation of PwC as disclosed in Item 4.01 hereto and that he is not comfortable serving on the Board given the continued involvement of the former chief executive officer of the Company and chairman of the Board as a director on the Board.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wonder Auto Technology, Inc.

Date: December 14, 2011

/s/ Aijun Jiang
Chief Financial Officer

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